Exhibit 99.1

Solomon to Acquire Power Solutions, Inc.

TARPON SPRINGS, FL. May 8, 2006—Solomon Technologies, Inc. (OTCBB:SOLM) announced today that it has entered into a letter of intent to acquire Power Solutions, Inc., a Long Island, New York based manufacturer of high volume direct current power supplies and power supply systems and components for the medical, telecommunications and commercial sectors. As part of this acquisition, Solomon will also acquire a controlling stake in Ultrapower Ltd. that is presently held by Power Solutions. Based in Taiwan, Ultrapower is a manufacturer of power supplies and associated products.

The letter of intent contemplates that Solomon will purchase Power Solutions for $5 million in cash, of which $250,000 would be held in escrow for 15 months to secure certain obligations of the sellers. The transaction is subject to the negotiation and execution of a definitive purchase agreement and the satisfaction of various closing conditions, including a due diligence investigation and the negotiation and execution of agreements with Power Solutions personnel. While no assurances can be given as to when the acquisition may close, Solomon currently anticipates that the acquisition will close during the second quarter of 2006.

Solomon President Peter W. DeVecchis, Jr., said, “We are very excited about combining the capabilities of Power Solutions with Solomon’s unique intellectual property. The combination should permit us to expand our system product offerings, open new market channels in the commercial sector, and bring a low cost offshore manufacturing capability to Solomon.” He continued, “We expect to consolidate Power Solutions’ domestic operations in Danbury, Connecticut alongside Technipower’s operations.”

Information about Solomon Technologies, Inc.:
Solomon Technologies, Inc. develops, licenses, manufactures and sells electric power drive systems, including those incorporating hybrid and regenerative technologies incorporating Solomon’s patented Electric Wheel™ and Electric Transaxle™, for marine, commercial, automotive, hybrid and all electric vehicle applications.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Solomon Technologies, Inc. in this release that are not historical in nature, particularly those that utilize the terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are forward-looking statements based on current expectations about future events, which management has derived from the information currently available to it. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Important factors known to management that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in the company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and the company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
_____________

Contact:
Solomon Technologies, Inc.
Peter DeVecchis, 727-934-8778
www.solomontechnologies.com
or
Crescent Communications
David Long, 203-226-5527
www.crescentir.com